                                                                   Exhibit 10.19

                              EMPLOYMENT AGREEMENT
                              --------------------

         SECTION 1 - PARTIES. This employment agreement is between COLLABORATIVE CLINICAL RESEARCH, INC., an Ohio corporation (the "Corporation"), and Steven Linberg, Ph.D. ("Employee"). The Corporation is engaged in the business of conducting biopharmaceutical and medical device clinical research projects. The Corporation employs Employee on the terms set forth in this Agreement.

         SECTION 2 - EMPLOYMENT AND DUTIES. During the term of this Agreement, Employee shall, under the general supervision of the Corporation's Chief Executive Officer or Chief Operating Officer, serve as Vice President For Clinical Program Development, and devote his skill and experience to serving the interests of the Corporation, to include overall responsibility for directing the Company's Clinical Program Development area and its growth and profitability and such other duties consistent with his position as may be determined by the Chief Executive Officer or Chief Operating Officer of the Corporation from time to time. The parties hereby acknowledge and agree that during the term of this Agreement Employee will devote his full time and efforts toward the success of the Corporation.

         Section 3 - COMPENSATION AND BENEFITS.
         ---------   --------------------------

         3.1 BASE SALARY. During the term of this Agreement, which will commence on December 1, 1995, the Corporation shall pay Employee an annual base salary (base salary) of $110,000 to be paid in equal monthly installments on the last business day of each month. The Employee will be entitle to a monthly car allowance of $350. Employee's base salary shall be reviewed at least annually by the Compensation Committee of the Corporation's Board of Directors, and Employee may receive such base salary increases as may be determined by the Compensation Committee, in its sole discretion.

         3.2 BONUS. The Corporation will pay the Employee a non-discretionary bonus of $28,500 on each of the following dates:
                            November 30, 1996
                            November 30, 1997
                            November 30, 1998
                            November 30, 1999
                  The total non-discretionary bonus will not exceed $114,000. This payment may be in the form of cash, stock or stock options to purchase common stock as the parties agree upon at the time of each payment. If the parties can not agree, then employee will receive this non-discretionary bonuses in the form of cash. The Employee must be an employee of the Corporation or one of its subsidiaries on the date of each payment of the non-discretionary bonus to be eligible to receive the non-discretionary bonus. Once Employee ceases to be an employee of the Corporation or one of its subsidiaries, the Corporation will have no obligation to make future non-discretionary bonus payments.

                  B. The Employee will be entitled to receive a one time sign-on bonus of $200,000 that will be paid throughout 1996 starting with the signing of this agreement. This sign-on bonus will be paid out in full on or before December 31, 1996. The Employee will also earn a bonus in 1996 payable before February 15, 1997 equal to 2 times the 1996 net income (using generally accepted accounting principles) earned on contracts brought to the Corporation in 1996 as a result of the Employees efforts. The contracts to be included for the calculation of this bonus must result solely from the Employee's efforts and contracts. Any contracts obtained by the Employee where the Corporation already has a working relationship with the Sponsor's Project Director or leader will be excluded from this bonus calculation.

                  C. The Corporation may also pay Employee additional compensation in the form of a discretionary bonus. The discretionary bonus structure is open-ended and the bonus amount in any given year shall be determined from time to time by the Compensation Committee of the Corporation's Board of Directors. At the discretion of said Committee, any discretionary bonus offered may be paid in cash, stock options for the purchase of Common Shares of the Corporation, or a combination of both.

         3.3 BENEFITS. During the term of this Agreement, the Corporation shall provide Employee with such benefits as are provided for its other management executives and/or employees, subject to all eligibility requirements, including health insurance under the Corporation's regular group policy and participation in any pension and profit-sharing plans which may be established. Any of the foregoing benefits which are provided for all of the Corporation's management executives and/or employees may be modified or terminated at any time as to all of such management executives and/or employees by the Corporation's Board of Directors.

         3.4 EXPENSES. During the term of this Agreement, Employee shall be reimbursed for expenses reasonably incurred in connection with the business of the Corporation, subject to approval of the Chief Executive Officer or the Chief Operating Officer.

SECTION 4 - VACATION. Employee shall earn and be entitled to paid vacation during each fiscal year of the Corporation and such additional time as the Chief Executive Officer or Chief Operating Officer approves. The amount of paid vacation will be as outlined in the Company's Employee Handbook, but will not be less than 3 weeks per year. Vacations shall be scheduled, and Employee shall make his request for vacation periods, reasonably in advance. Vacation time accrued in any fiscal year but not taken in that year shall carry over as provided in the Collaborative Clinical Research Employee Handbook.

         Section 5 - TERMINATION.
         ---------   ------------

         5.1 DEATH. If Employee dies while employed by the Corporation, his employment shall terminate and (i) his base salary shall continue through the last day of the month following death,
                  (ii) he shall be entitled to a discretionary bonus, if any is determined to be paid under Section 3.3 for such year, pro rated to the last day of the month following death based upon the actual bonus which would have been earned for the entire year, and (iii) he shall be entitled to any accrued and unpaid expense reimbursement and earned vacation benefits as of the date of death. Any payments to be made hereunder by the Corporation after Employee's death shall be payable to Employee's widow if living or if not then to Employee's estate.

         5.2 DISABILITY. Employee shall be considered absent from employment because of disability if, as a result of disease, mental or emotional illness or physical injury (i) he becomes unable, or (ii) he is deemed by the Board of Directors, in its judgment reasonably and in good faith exercised, to have become unable, during the term of this Agreement, to perform his duties and responsibilities hereunder for a period of at least one hundred twenty (120) consecutive days, or for an aggregate of at least one hundred eighty (180) days, whether or not consecutive, during any twelve (12) month period. In the event of such disability, the Corporation shall have the right, subject to the other obligations of the Corporation as set forth herein and upon thirty (30) days advance written notice, to terminate Employee's employment. In the event of such termination, Employee shall be entitled to (a) his base salary through the date of such termination, (b) a discretionary bonus, if any is determined to be paid under
                  Section 3.3 for such year, pro rated to the date of such termination based upon the actual bonus which would have been earned for the entire year, and (c) any accrued and unpaid expense reimbursement and earned vacation benefits as of the date of termination.

         5.3 TERMINATION FOR CAUSE. The Corporation may terminate Employee's employment hereunder at any time during the term of this Agreement in the event Employee is convicted of a felony or if the Board determines, in its judgment reasonably and in good faith exercised, that Employee was engaged in: (i) fraud;
                  (ii) a breach of the material provisions of this Agreement; or
                  (iii) a willful failure to perform his duties as required under this Agreement; PROVIDED, HOWEVER, that in the case of
                  (ii) or (iii) above, the Corporation shall first give written notice to Employee of such breach or failure to perform and thereafter Employee shall have a period of not less than thirty (30) days to cure such breach or to perform. In the event of such termination, Employee shall be entitled to (a) his base salary through the date of such termination and (b) any accrued and unpaid expense reimbursement as of the date of termination. Any termination under this Section 5.3 shall not affect any vested vacation, pension or profit-sharing benefits or any conversion privileges which Employee might have under benefit programs in which he is a participant.

                  In the event this Agreement is terminated pursuant to this
                  Section 5.3, the Corporation shall have the right, at its option, to acquire some or all of the applicable percentage of shares of capital stock and exercisable options or exercisable rights to acquire shares of capital stock of the Corporation then held by Employee (the "Subject Shares") set forth below:

                       If termination                     % of Shares
                    takes place before                 subject to repurchase
                    ------------------                 ---------------------
                     January 1, 1997                            50%
                     January 1, 1998                            25%
                     January 1, 1999                             0%

                  The price at which the Subject Shares shall be subject to repurchase shall be the fair market value of the Subject Shares, in the case of Subject Shares which are exercisable options or exercisable rights to purchase held by Employee, net of the exercise price payable under such options or rights to be repurchased. The fair market value shall be determined in accordance with the provisions of paragraph [4(a) (ii)] of the Shareholder's Agreement between the Corporation and its shareholders (the "Shareholders' Agreement").

                  The Corporation must exercise its option to purchase all subject shares held by Employee within 45 days after the Employee's termination.

         5.4 TERMINATION BY THE CORPORATION OTHER THAN FOR CAUSE. The Corporation may, at any time during the term of this Agreement, terminate Employee's duties and positions hereunder for reasons other than cause or disability, as defined in this Agreement, by giving him at least thirty (30) days advance written notice to that effect. In the event of such termination, Employee shall be entitled to receive (i) his base salary for one (1) year and (ii) any accrued and unpaid expense reimbursement and earned vacation benefits as of the date of termination.

         5.5 SALE OF THE CORPORATION. If during Employee's employment by the Corporation (i) a majority of the outstanding shares of capital stock of the Corporation entitled to vote are sold and/or transferred in a single transaction or a series of related transactions, (ii) all or substantially all of the assets of the Corporation are sold and/or transferred (other than to an affiliate of the Corporation) in a single transaction or a series of related transactions, or (iii) a merger or consolidation having either of the effects described in clauses (i) and (ii) above is effected, and Employee's employment is not continued by the purchaser or successor, Employee shall be entitled to receive (a) his current salary for one (1) year following the date of Employee's termination following the sale of the Corporation, and (b) any accrued and unpaid expense reimbursement as of the date of termination.

                  If upon a sale of the Corporation to a third party leads to a change in Employee's position that significantly diminishes Employee's responsibilities, duties, powers or authority, Employee will be entitled to voluntarily terminate his employment and receive at the Employee's discretion:

                         A) one (1) year of his current salary at that time or
                         B) be released from the Non-Competition Clause under
                            Section 7.

         5.6 VOLUNTARY TERMINATION. Employee may terminate his employment with the Corporation at any time after the first anniversary of this Agreement upon at least ninety (90) days advance written notice to such effect to the Corporation. In the event of such termination, Employee shall be entitled to receive his base salary through the date of termination.

         5.7 EFFECT OF TERMINATION. Except for (i) the rights of the Corporation to enforce the covenants of Employee under Section 7 below, which covenants shall survive the termination of employment in accordance with the terms thereof, and (ii) the obligations of the Corporation under this Section 5 and under other benefit plans, policies and programs with respect to which Employee is a participant, the Corporation will have no further rights or obligations under this Agreement and after the termination date of Employee's employment. Except for (a) Employee's rights under this Section 5 and Employee's rights to receive all other benefits in accordance with the terms of the plans, policies and programs providing such benefits, and
                  (b) the covenants of Employee under Section 7 hereof, which covenants shall survive the termination of employment in accordance with the terms thereof, Employee will have no further rights or obligations under this Agreement from and after the termination date of Employee's employment.

         SECTION 6 - TERM OF EMPLOYMENT. Except as otherwise provided herein, this Agreement shall become effective as of December 1, 1995 and shall continue for a term of four (4) years. This Agreement shall automatically renew for successive additional one (1) year terms unless either party gives notice of non-renewal at least one hundred twenty
(120) days prior to the commencement of such a renewal term.

         Section 7 - NON-COMPETITION.
         ---------   ----------------

         7.1 NON-COMPETITION. Employee agrees that should he elect to terminate his employment under Section 5.6, or if such employment is terminated by the Corporation pursuant to
                  Section 5.3, he shall not for a period of eighteen (18) months from his last date of employment with the Corporation (the "Non-competition Period") (i) enter into the employment of another clinical research network; (ii) develop or start-up another clinical research network that would compete with the Corporation; or (iii) join an already existing Contract Research Organization (CRO) for the express purpose of establishing a clinical research network that would solicit business in direct competition with the Corporation.

                  Employee agrees not to initiate or support a proposal for any new contracts on behalf of either himself or a new employer, for a client who was introduced to Employee by the Corporation or its successors or for a client that Employee was working for on behalf of Corporation or its successors for a period of one (1) year following any sort of disengagement with the Corporation as a full-time employee. Clients that the corporation did not have prior to the date of this agreement that have been brought to the Corporation by the employee, as a result of the Employees efforts or contacts, are exempt from this non-compete clause.

                  Should the Corporation exercise its termination privileges under Section 5.4, or Employee not be retained under circumstances described in Section 5.5, Employee shall be released from all non-competition restrictions and the Corporation shall hold no claim or rights to interfere with Employee's employment or business interests.

         7.2 CONFIDENTIALITY AND WORK PRODUCT. Employee acknowledges that during his employment with the Corporation he has had and will have access to confidential information, knowledge and data regarding the business of the Corporation and any parent or subsidiary of, or entity controlling, controlled by or under common control with, the Corporation ("Corporation Affiliates"), whether received, acquired or developed by him or otherwise, including, without limitation, trade secrets, design information, research methods and techniques, scientific data and formulae, pricing data, customer information and all other information or data relevant to the business of the Corporation (collectively, "Proprietary Information"). Employee further acknowledges that in the course of his employment he may be producing designs, analyses, recommendations, reports, compilations, studies and other work product, acquiring information on behalf of the Corporation and may conceive of ideas, innovations, processes and improvements relating to the business of the Corporation (collectively, "Work

                  Product"). As to the ownership, disclosure and use of Proprietary Information and Work Product, Employee agrees that, on and after the date hereof:

                                    (i) he will promptly disclose in writing to
                           the Corporation all Work Product;

                                    (ii) all Proprietary Information, all Work
                           Product and all rights therein are and shall be the sole and exclusive property of the Corporation and are hereby assigned to the Corporation, and Employee will cooperate with and assist the Corporation from time to time, in any manner reasonably requested by the Corporation, in obtaining title or ownership therein or evidence thereof;

                                    (iii) he shall not divulge, disclose or
                           communicate to any third party in any manner, directly or indirectly, Proprietary Information or Work Product;

                                    (iv) he will not use for his own benefit or
                           purposes or for the benefit or purposes of any third party or permit or assist, by acquiescence or otherwise, any third party to use in any manner, directly or indirectly, Proprietary Information or Work Product, except such Proprietary Information as is at the time generally known to the public and which did not become generally known through the breach of any provision hereof; and

                                    (v) upon the termination of this employment,
                           he will promptly deliver to the Corporation all Proprietary Information and Work Product, including, without limitation, any reproductions, copies, abstracts, summaries or other documents or records of Proprietary Information or Work Product.

         7.3 NO INTERFERENCE. During the Non-competition Period, Employee agrees that he shall not:

                                    (i) take any action which would:

                                         (a) interfere with the contractual
                           relationships of the Corporation, any Corporation Affiliate, customers, suppliers, employees or others which relate to the business of the Corporation or any Corporation Affiliate; or

                                         (b) induce any employee or
                           representative of the Corporation or any Corporation Affiliate not to continue as an employee or representative of the Corporation or any Corporation Affiliate;

                                    (ii) make remarks or take any other action
                           which disparages or diminishes the reputation of the Corporation or any Corporation Affiliate;

                                    (iii) without limiting the generality of the
                           foregoing, without the prior written consent of the Board of Directors of the Corporation, directly or indirectly employ, whether as an employee, officer, director, agent, consultant or independent contractor, any person who was an employee, representative, officer or director of the Corporation or any Corporation Affiliate at any time during the six-month period prior to the date of such proposed employment; PROVIDED, HOWEVER, that the covenants contained in this clause (iii) shall not apply with respect to such person terminated by action of the Corporation or any Corporation Affiliate.

         7.4 INJUNCTIVE RELIEF. Both parties hereto recognize that the services to be rendered by Employee to the Corporation are special, unique and of extraordinary character, and that if Employee hereafter fails to comply with the restrictions and obligations imposed upon him hereunder, the Corporation may not have an adequate remedy at law. Accordingly, the Corporation, in addition to any other rights which it may have, shall be entitled to seek injunctive relief to enforce such restrictions and obligations without the necessity of posting any bond.

Section 8 - MISCELLANEOUS.
- ---------   --------------

         8.1 PARTIES BOUND. This Agreement shall be binding upon and be for the benefit of the Corporation and its successors and assigns. It shall be binding upon and be for the benefit of Employee and his personal representatives, executors, administrators and heirs, but the right and responsibility to render services shall be personal to Employee.

         8.2 ENTIRE AGREEMENT AND AMENDMENT. This Agreement is the entire employment agreement between the parties and shall be modified only by written amendment signed by the party or parties upon whom the amendment imposes or may impose any additional duties or obligations. Such amendment may be in the form of minutes of a meeting of the Board of Directors; PROVIDED, that such minutes are signed by at least two duly authorized officers of the Corporation and are also signed by Employee if additional obligations are imposed upon Employee or Employee's compensation or benefits are reduced.

         8.3 TAXES. The Corporation shall have the right to withhold any federal, state and local taxes from any compensation of any nature paid to Employee.

         8.4 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

         8.5 CONSTRUCTION. The captions preceding the Sections in this Agreement have been inserted for convenience only and shall not be used to modify, expand or construe the provisions of this Agreement.

         8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts and each of such an original and all of such counterparts shall for all purposes be deemed to be an original and all of such counterparts shall constitute one and the same instrument.

         EXECUTED at Cleveland, Ohio the 3rd day of June 1996.

                                COLLABORATIVE CLINICAL RESEARCH, INC.,
                                an Ohio Corporation

                                By:      /s/ Jeffrey A. Green
                                   ---------------------------------------------
                                Its:     President and Chief Executive Officer
                                   ---------------------------------------------

                                                      "Corporation"


                                               /s/ Steven E. Linberg
                                   ---------------------------------------------
                                                      "Employee"